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                                                                       EXHIBIT 5


                    Dated as of the Effective Date of the Registration Statement

Associated Banc-Corp
112 North Adams Street
P.O. Box 13307
Green Bay, Wisconsin  54307-3307

Gentlemen:

The following opinion is furnished by the undersigned in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by Associated Banc-Corp, a Wisconsin corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the issuance of shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"), in connection with the proposed merger of First Financial Corporation, a Wisconsin corporation ("First Financial"), with Badger Merger Corp., a wholly-owned subsidiary of the Company.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records and other documents, and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that, subject to the requisite shareholder approval, the Shares will be duly authorized and, subject to the Registration Statement becoming effective, when issued in accordance with the terms of the Agreement and Plan of Merger, dated as of May 14, 1997, among the Company, Badger Merger Corp., and First Financial (attached as Annex I to the Joint Proxy Statement/Prospectus forming a part of the Registration Statement), and upon receipt by the Company of the consideration therefore, the Shares will be legally issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Brian R. Bodager

Brian R. Bodager